Exhibit 5.6

April 8, 2004

Atrium Companies, Inc.
3890 West Northwest Highway
Suite 500
Dallas, Texas

     Re: Local Counsel Opinion for Superior Engineered Products Corporation

Ladies and Gentlemen:

     We have acted as counsel to Superior Engineered Products Corporation, a California corporation (the “Guarantor”), a subsidiary of Atrium Companies, Inc. (“Atrium Companies”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Atrium Companies and the subsidiaries of Atrium Companies, including the Guarantor, listed in the Registration Statement with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the exchange by Atrium Companies of up to $50,000,000 aggregate principal amount of its 10 1/2% Senior Subordinated Notes due 2009, Series A for 10 1/2% Senior Subordinated Notes due 2009, Series B (the “New Notes”) and the issuance by the Guarantors of guarantees (individually, a “Guarantee” and collectively, the “Guarantees”) with respect to the New Notes. All capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Registration Statement.

     The New Notes and the Guarantees will be issued under an indenture, dated as of May 17, 1999, and a third supplemental indenture, dated as of November 18, 2003 (as so supplemented, the “Indenture”) among Atrium Companies., as issuer, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).

     In rendering our opinions expressed below, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.

     In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Guarantor, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon representations of officers of the Guarantor, and upon certificates of officers of the Guarantor and of public officials.

     Our opinions expressed below as to certain factual matters are qualified as being limited “to our knowledge” or by other words to the same or similar effect. Such words, as used herein, mean the information known to the attorneys in this firm who have given substantive attention to such matters with respect to the Guarantor in connection with their representation of the Guarantor. In rendering such opinions, we have not conducted any independent investigation or consulted with other attorneys in our firm with respect to the matters covered thereby, and any limited inquiry undertaken by us during the preparation of this opinion should not be regarded as such an investigation. No inference as to our knowledge with respect to such matters should be drawn from the fact of our representation of the Guarantor.

     Based on the foregoing, we are of the opinion that:

     1. The Guarantor is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite corporate power and authority, to execute, deliver and perform all of its obligations under the Guarantee.

     2. The Guarantor has duly executed and delivered the Indenture and the Guarantee.

     3. The execution and delivery by the Guarantor of the Indenture and the Guarantee and the performance of its obligations thereunder have been duly authorized by all necessary corporate or other action and do not and will not (i) require any consent or approval of its stockholders, or (ii) violate any provision of any law, rule or regulation of the State of California or, to our knowledge, any order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to which the Guarantor is a party which violation would (x) impair its ability to perform its obligations under the Guarantee or (y) have a material adverse effect on its financial condition, properties, or operations, or (iii) violate any of its charter or by-laws.

     The opinions set forth above are subject to the following qualifications and exceptions:

     Counsel is a member of the Bar of the State of California. In rendering the foregoing opinions we express no opinion as to the effect (if any) of laws of any jurisdiction except those of the State of California. Our opinions are rendered only with respect to such laws, and the rules, regulations and orders thereunder, that are currently in effect, and we disclaim any obligation to advise you of any change in law or fact that occurs after the date hereof.

     We hereby consent to the references in the Registration Statement, to our Firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,